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                                  EXHIBIT 99.1

                                  PRESS RELEASE

        INDUSTRIAL IMAGING ANNOUNCES $3 MILLION PRIVATE EQUITY PLACEMENT

LOWELL, MASSACHUSETTS, January 30, 1998. - INDUSTRIAL IMAGING CORPORATION (OTC
BB: INIM) announced today that it completed a $3 million equity placement with Wexford Management LLC, which purchased 3,000,000 shares of the Company's common stock at $1.00 per share. As part of the transaction, Wexford also received 1,000,000 common stock warrants, exercisable over five years at $1.00 per share, and 1,000,000 common stock warrants, exercisable over five years at $2.00 per share. A Wexford nominee, Dr. Shaiy Pilpel, has joined the Board of Directors of the Company. As a condition to the financing, the company arranged for holders of approximately 1.1 million of existing common stock warrants to exercise the warrants prior to the investment termination date at a discount of 50% to the original exercise price. As a result, the Company has received a further investment of $475,000.

Dr. Juan J. Amodei, Chairman and CEO of Industrial Imaging said that he was extremely pleased with the infusion of capital into the Company and the vote of confidence placed in the future prospects of the Company by Wexford. The financing is expected to allow the Company to now more aggressively market its products to customers worldwide.

Industrial Imaging Corporation, headquartered in Lowell, Massachusetts, is a manufacturer and distributor of in-line automated optical inspection systems sold in the printed circuit board industry. Industrial Imaging, through its subsidiary, AOI International, manufactures patented test equipment that can be incorporated continuously into a customer's production line, and utilizes multiple stationary cameras. These design features increase customer throughput, test equipment reliability and accuracy. Its stock is traded on the OTC Bulletin Board under the symbol "INIM".

Charles E. Davidson, Chairman of Wexford, said that he believed this investment will permit Industrial Imaging to significantly ramp up production of its line of automated optical inspection test equipment. We believe that with Industrial Imaging's product line, market reputation and product reliability and accuracy, Wexford's capital should position the Company for future success.

Wexford Management LLC is a private investment management company located in Greenwich, CT with over $1 billion in assets under management.

This release contains forward looking statements regarding anticipated increases in revenues, markets and other matters. These statements, in addition to statements made in conjunction with the words "anticipate," "expect," "believe," "intend," "seek" and similar expressions, are forward-looking statements. These statements involve a number of risks and uncertainties, including but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, availability of raw materials, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.







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